As filed with the Securities and Exchange Commission on June 14, 2016 Registration No. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

GoDaddy Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-5769934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
14455 N. Hayden Road Scottsdale, Arizona 85260 (480) 505-8800
(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan 2015 Employee Stock Purchase Plan
(Full title of the plan)

Blake J. Irving Chief Executive Officer GoDaddy Inc. 14455 N. Hayden Road Scottsdale, Arizona 85260 (480) 505-8800
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Nima Kelly Executive Vice President & General Counsel GoDaddy Inc. 14455 N. Hayden Road Scottsdale, Arizona 85260 (480) 505-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan(2)	6,299,261	$31.55(4)	$198,741,684.55	$20,013.29
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Employee Stock Purchase Plan(3)	1,000,000	$26.82(5)	$26,820,000.00	$2,700.77
TOTAL:	7,299,261		$225,561,684.55	$22,714.06

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2015 Equity Incentive Plan, or the 2015 Plan, and the 2015 Employee Stock Purchase Plan, or the 2015 ESPP, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)
Represents an automatic annual increase on January 1, 2016 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 2015 Plan, which annual increase is provided for in the 2015 Plan.

(3)
Represents an automatic annual increase on January 1, 2016 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 2015 ESPP, which annual increase is provided for in the 2015 ESPP.

(4)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $31.55 per share, which represents the average of the high and low sale prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on June 10, 2016.

(5)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $31.55 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on June 10, 2016. Pursuant to the 2015 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the exercise date.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers additional shares of Class A common stock of GoDaddy Inc., or the Registrant, under the 2015 Equity Incentive Plan, or the 2015 Plan, and the 2015 Employee Stock Purchase Plan, or the 2015 ESPP. The number of shares of the Registrant’s Class A common stock available for grant and issuance under the 2015 Plan is subject to an annual increase on the first day of each fiscal year beginning in 2016, by an amount equal to the lesser of (i) four percent (4%) of the number of shares of the Registrant’s Class A and Class B common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 20,570,922 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines, or the 2015 Plan Evergreen Provision. The number of shares of the Registrant’s Class A common stock available for issuance under the 2015 ESPP is subject to an annual increase on the first day of each fiscal year beginning in 2016, by an amount equal to the lesser of (i) one percent (1%) of the number of shares of the Registrant’s Class A and Class B common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 1,000,000 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines, or the ESPP Evergreen Provision, and along with the 2015 Plan Evergreen Provision, the Evergreen Provisions. On January 1, 2016, the number of shares of the Registrant’s Class A common stock available for grant and issuance under the 2015 Plan and available for issuance under the 2015 ESPP increased by 6,299,261 and 1,000,000 shares, respectively. This Registration Statement registers such additional shares of the Registrant’s Class A common stock, which were available for grant and issuance under the 2015 Plan and available for issuance under the 2015 ESPP pursuant to the Evergreen Provisions as of January 1, 2016.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8, or the Registration Statement, in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission, or the Commission:

(1)
The Registrant’s Annual Report on Form 10-K (File No. 001-36904) for the fiscal year ended December 31, 2015, filed with the Commission on March 3, 2016 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as amended by the Registrant's Annual Report on Form 10-K/A filed with the Commission on April 5, 2016;

(2)	The Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 2016 filed on May 6, 2016 pursuant to Section 13 of the Exchange Act;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 10, 2016, April 12, 2016, April 15, 2016, June 1, 2016 and June 9, 2016; and

(4)
The description of the Registrant’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36904) filed with the Commission on April 1, 2015, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for any breach of fiduciary duties, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extend permitted by the Delaware General Corporation Law.
In addition, the Registrant’s amended and restated bylaws contains provisions that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.
The Registrant has obtained insurance policies under which, subject to limitation of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
See also the undertakings set out in response to Item 9 herein.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
See the Exhibit Index immediately following the signature page of this Form S-8.
Item 9. Undertakings.

(A)	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 14, 2016.

GODADDY INC.

/s/ Scott W. Wagner
Scott W. Wagner
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Blake J. Irving and Scott W. Wagner, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Blake J. Irving	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2016
Blake J. Irving
/s/ Scott W. Wagner	Chief Financial Officer (Principal Financial Officer)	June 14, 2016
Scott W. Wagner
/s/ Matthew B. Kelpy	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2016
Matthew B. Kelpy
/s/ Bob Parsons	Director	June 14, 2016
Bob Parsons
/s/ Herald Y. Chen	Director	June 14, 2016
Herald Y. Chen
/s/ Richard H. Kimball	Director	June 14, 2016
Richard H. Kimball
/s/ Gregory K. Mondre	Director	June 14, 2016
Gregory K. Mondre
/s/ John I. Park	Director	June 14, 2016
John I. Park
/s/ Elizabeth S. Rafael	Director	June 14, 2016
Elizabeth S. Rafael
/s/ Charles J. Robel	Director	June 14, 2016
Charles J. Robel
/s/ Brian H. Sharples	Director	June 14, 2016
Brian H. Sharples
/s/ Lee Wittlinger	Director	June 14, 2016
Lee Wittlinger

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit Number	Filing Date
4.1	Specimen common stock certificate of the Registrant	S-1/A	333-196615	4.1	3/19/2015
4.2	2015 Equity Incentive Plan, and form of agreements thereunder	S-1/A	333-196615	10.8	2/24/2015
4.3	2015 Employee Stock Purchase Plan	S-1/A	333-196615	10.21	2/24/2015
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Ernst & Young LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement).